AMENDMENT NUMBER TEN TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Effective Date: November 1, 2013

Pursuant to the Transfer Agency and Service Agreement by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc. and Hartford Administrative Services Company dated as of February 1, 2006, Exhibit A attached hereto is hereby amended.

THE HARTFORD MUTUAL FUNDS, INC.
THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Vernon J. Meyer
Vernon J. Meyer
Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By:	/s/ Gregory A. Frost
Gregory A. Frost
Chief Financial Officer

EXHIBIT A

TA FEE SCHEDULE

Effective Date:  November 1, 2013

Class A, B, C and I Shares:

$26.50 per Check & App Shareholder Participant* Account

$21.50 per Omnibus Shareholder Participant* Account

$13.50 per Network Shareholder Participant* Account

$15.00 per Third Party Administrator Shareholder Participant* Account

Class R3, R4 and R5 Shares:

$26.50 per Check & App Shareholder Account**

$21.50 per Omnibus Shareholder Account**

$13.50 per Network Shareholder Account **

$15.00 per Third Party Administrator Shareholder Account**

Class Y Shares:

0.05% of assets in each Portfolio; provided however, that the annual aggregate TA Fee paid by the Funds for Class Y Shares shall not exceed $150,000.

*As defined in the Agreement

** On the Plan or account level

Out of pocket expenses pursuant to Section 2.2 and 2.3 of the Agreement do not include postage, solicitation, tabulation and printing expenses related to proxy solicitations, unless otherwise agreed to by the Funds and HASCO.